r77q1e.txt



PIMCO ETF Trust
Approval of Renewal of the Investment Management Agreement

On August 13-14, 2012, the Board of Trustees (the "Board") of PIMCO ETF Trust (the "Trust"), including all of the independent Trustees, approved the Trust's Investment Management Agreement (the "Agreement") with Pacific Investment Management Company LLC ("PIMCO"), on behalf of each of the Trust's series (the "Funds"), for an additional one-year term through August 31, 2013. Under the Agreement, PIMCO provides investment advisory services, as well as supervisory and administrative services, to each Fund for a single management fee ("unified fee").

The information, material factors and conclusions that formed the basis for the Board's approvals are described below.

1. Information Received

	(a) Materials Reviewed: During the course of each year, the Trustees receive a wide variety of materials relating to the services provided by PIMCO. At each of its quarterly meetings, the Board reviews the Funds' investment performance and a significant amount of information relating to fund operations, including the Funds' compliance program, shareholder services, valuation, custody, distribution, and other information relating to the nature, extent and quality of services provided by PIMCO to the Trust. In considering whether to approve the renewal of the Agreement, the Board also reviewed supplementary information, including, but not limited to, comparative industry data with regard to investment performance, advisory and supervisory and administrative fees and expenses, financial and profitability information regarding PIMCO, information about the personnel providing investment management services and supervisory and administrative services to the Funds and, if available, information about the fees charged and services provided to other clients with similar investment mandates as the Funds. The Board also reviewed material provided by counsel to the Trust and the independent Trustees, which included, among other things, a memorandum outlining legal duties of the Board in considering the continuation of the Agreement.

	(b) Review Process: In connection with the approval of the renewal of the Agreement, the Board reviewed written materials prepared by PIMCO in response to requests from counsel to the Trust. The Board also requested and received assistance and advice regarding applicable legal standards from Trust counsel, and reviewed comparative fee and performance data prepared at the Board's request by Lipper, Inc. ("Lipper"), an independent provider of investment company performance and fee and expense data. The Board also heard oral presentations on matters related to the Agreement and met both as a full Board and as the independent Trustees, without management present, at the August 13-14, 2012 meeting. The independent Trustees also met with counsel to the Trust on August 6, 2012 to discuss the materials presented. In addition, the independent Trustees requested and received from PIMCO additional information including, but not limited to, information related to fund profitability and comparative performance information.

The approval determinations were made on the basis of each Trustee's business judgment after consideration of all the information presented. Individual Trustees may have given different weights to certain factors and assigned various degrees of materiality to information received in connection with the approval process. In deciding to approve the renewal of the Agreement, the Board did not identify any single factor or particular information that, in isolation, was controlling. This summary describes the most important, but not all, of the factors considered by the Board.



2. Nature, Extent and Quality of Services

	(a) PIMCO, its Personnel, and Resources: The Board considered the depth and quality of PIMCO's investment management process, including: the experience, capability and integrity of its senior management and other personnel; the low turnover rates of its key personnel; the overall financial strength and stability of its organization; and the ability of its organizational structure to address the recent growth in assets under management. The Board also considered that PIMCO makes available to its investment professionals a variety of resources and systems relating to investment management, compliance, trading, performance and portfolio accounting. The Board noted PIMCO's commitment to investing in information technology supporting investment management and compliance, as well as PIMCO's continuing efforts to attract and retain qualified personnel and to maintain and enhance its resources and systems. The Board considered PIMCO's policies, procedures and systems to assure compliance with applicable laws and regulations and its commitment to these programs; its efforts to keep the Trustees informed about matters relevant to the Funds and their shareholders; and its attention to matters that may involve conflicts of interest.

The Trustees considered the steps that PIMCO has taken in recent years with respect to active management of counterparty risk, such as implementing procedures requiring daily collateral adjustments and frequent communication between credit analysts and the counterparty risk committee. The Trustees considered that, over the last year, PIMCO has continued to strengthen the process it uses to assess the financial stability of broker-dealers with which the Funds do business, to manage collateral and to protect portfolios from an unforeseen deterioration in the creditworthiness of trading counterparties. The Trustees considered that PIMCO continued to invest in automated documentation management systems to better track trade documentation with broker-dealers.

The Trustees also considered new services and service enhancements that PIMCO has implemented since the Agreement was last renewed in 2011, including, but not limited to, undertaking significant technology and outsourcing initiatives; expanding the quality management system for processes/activities; completing the implementation of a prospectus content management system; developing a "Pricing Portal" to streamline and automate certain pricing functions; continuing to implement fair valuation level assignments per FAS 157; migrating shareholder confirmation and first-dollar prospectus delivery to a new third-party service provider; streamlining processes to enable earlier daily net asset value delivery to major intermediary clients; working with another service provider to expand a unique quality assurance platform; implementing a proprietary application developed for cash flow reporting to portfolio managers; implementing new cost basis reporting; working with an accounting firm to analyze the impact of the Foreign Account Tax Compliance Act; and engaging in extensive preparation and testing to respond quickly in the event of a crisis involving the Eurozone.

Ultimately, the Board concluded that the nature, extent and quality of services proposed to be provided by PIMCO under the Agreement are likely to benefit the Funds and their shareholders.

	(b) Other Services: The Board considered PIMCO's policies, procedures and systems to assure compliance with applicable laws and regulations and its commitment to these programs; its efforts to keep the Trustees informed about matters relevant to the Trust and its shareholders; and its attention to matters that may involve conflicts of interest with the Trust. The Board also considered the nature, extent, and quality of supervisory and administrative services provided by PIMCO to the Funds under the Agreement. The Board considered PIMCO's provision of these services and supervision of the Trust's third party service providers to assure that these service providers continue to provide a high level of service relative to alternatives in the market.

Ultimately, the Board concluded that the nature, extent and quality of the services provided by PIMCO has benefited and will likely continue to benefit the Funds and their shareholders.

3. Investment Performance

The Board received and examined information from PIMCO concerning the Funds' year-to-date, one- and two-year performance, as available, for the periods ended May 31, 2012 and other performance data, as available, for the period ended June 30, 2012 (the "PIMCO Report") and from Lipper concerning the Funds' performance, as available, for the periods ended
May 31, 2012 (the "Lipper Report").The Board considered information regarding both the investment performance of each Fund relative to its peer group and relevant benchmark index as provided to the Board in advance of each of its quarterly meetings throughout the year, including the PIMCO Report and Lipper Report, which were provided in advance of the August 13-14, 2012 meeting. The Board noted that most of the Funds have two years or less of performance. The Board also noted that the Trust had recently reached $7 billion in assets under management and that the PIMCO Total Return Exchange-Traded Fund and the PIMCO Enhanced Short Maturity Exchange-Traded Fund were currently the largest actively managed Funds.
The Board also noted that, according to Lipper, the Funds generally performed well versus competitors and their benchmarks, but that certain Funds had underperformed in comparison to their respective benchmark indexes on a net-of-fees basis over the period since inception. The Board discussed with PIMCO the reasons for the underperformance of these Funds. The Board considered that because PIMCO does not expect certain Funds to outperform their benchmark indexes over long term horizons, PIMCO believes that it is more appropriate to compare the performance of such Funds to a comparative universe.The Board considered PIMCO's discussion of the intensive nature of managing bond funds, noting that it requires the consideration of a number of factors, including: varying maturities, prepayments, collateral management, counter-party management, pay-downs, credit events, workouts, derivatives and net new issuance in the bond market. The Board noted that in addition to managing these factors, PIMCO must also balance risk controls and strategic positions in each portfolio it manages. Despite these challenges, the Board noted that PIMCO has generated "alpha" (i.e., non-market correlated excess performance) for its clients, including the Trust.The Board ultimately determined, within the context of all of its considerations in connection with the Agreement, that the Trust's overall investment performance was strong, and concluded that PIMCO's performance record and process in managing the Funds indicates that its continued management is likely to benefit the Funds and their shareholders, and merits the approval of the continuation of the Agreement.

4. Management Fee and Total Expenses

The Board considered that PIMCO strives to price funds at the outset with total expense ratios at or below the respective Lipper median, while providing premium or innovative investment offerings. PIMCO reported to the Board that, in proposing the management fee for any Fund, it considers a number of factors, including the type and complexity of the services provided, the cost of providing services, the risk assumed by PIMCO in the provision of services, the impact on potential returns from different levels of fees, the competitive marketplace for financial products, and the attractiveness of potential Fund returns to current and potential investors. Fees charged to or proposed for different Funds for management services may vary in light of these various factors. The Board also considered that PIMCO reviews the Funds' fee levels and carefully considers reductions where appropriate. Further, the Board noted that PIMCO believes that the growth in the Trust's assets under management and longer-term net inflows provide evidence of proper and effective pricing.

The Board reviewed the management fee and total expenses of each Fund
(each as a percentage of average net assets) and compared such amounts with the average and median fee and expense levels of other similar funds. With respect to the management fee, the Board reviewed data from Lipper that compared the average and median management fees of other funds in an "Expense Group" of comparable funds, as well as the universe of other similar funds. The Board noted that the total expense ratio for 18 out of 19 Funds was equal to or less than the median expenses of comparable funds in the Lipper Expense Group. The Board considered that the actively-managed Funds offered by PIMCO are unique strategies with no competitors in the marketplace and that the Lipper Report compares them to a mix of active and index exchange-traded funds. The Board compared each Fund's total expenses to other funds in the Lipper Expense Group, and found each Fund's total expenses to be reasonable.

The Board noted that PIMCO does not currently manage any separate accounts with investment strategies similar to those of the Funds.

The Board also considered the Funds' unified fee structure, under which each Fund pays for the advisory and supervisory and administrative services it requires for a unified fee, and in return, PIMCO provides or procures such services and bears the costs of various third party services required by the Funds, including audit, custodial, portfolio accounting, legal, transfer agency and printing costs, as well as the costs of qualifying and listing Fund shares with any securities exchange or other trading system. The Board noted that the unified fee leads to fund fees that are fixed, rather than variable. The Board further noted that, although the unified fee structure does not have breakpoints, it implicitly reflects economies of scale by fixing the absolute level of Fund fees at competitive levels even if the Funds' operating costs rise when assets remain flat or decrease. The Board concluded that each Fund's fees were reasonable in relation to the value of the services to be provided, and that the unified fee represents, in effect, a cap on fund fees that would be beneficial to the Funds and their shareholders.

The Board noted that PIMCO had contractually agreed to reduce total annual fund operating expenses for each newly organized Fund by waiving a portion of its management fee or reimbursing the Fund, to the extent that any organizational expenses and the pro rata share of the Trust's Trustees' fees attributable to the Fund exceeds 0.0049% during the Fund's first fiscal year. The Board also noted that PIMCO had contractually agreed, until October 31, 2013, to reduce total fund operating expenses for the PIMCO 1-3 Year U.S. Treasury Index Fund by waiving a portion of its management fee equal to 0.06% of average daily net assets.

Based on the information presented by PIMCO and Lipper, members of the Board then determined, in the exercise of their business judgment, that the management fee charged by PIMCO, as well as the total expenses of each Fund, are reasonable and approval of the renewal of the Agreement would likely benefit the Funds and their shareholders.

5. Adviser Costs, Level of Profits and Economies of Scale

The Board reviewed information regarding PIMCO's costs of providing services to the Funds as a whole, as well as the resulting level of profits to PIMCO, noting that those results were slightly lower than those in the previous year, and within the ranges, but above the median of publicly held investment management companies reported by Lipper and Strategic Insight. The Board noted that it had also received information regarding the structure and manner in which PIMCO's investment professionals were compensated and PIMCO's view of the relationship of such compensation to the attraction and retention of quality personnel. The Board considered PIMCO's need to invest in technology, infrastructure and staff to reinforce and offer new services and to accommodate changing regulatory requirements.

With respect to potential economies of scale, the Board found that because the unified fee protects shareholders against unanticipated increases in expense ratios due to redemptions, declines in asset values, or increases in the costs of services provided or procured by PIMCO, economies of scale are implicitly recognized in the level of the unified fee. The Board noted that PIMCO may share the benefits of economies of scale with the Funds and their shareholders in a number of ways, including through fee reductions or waivers, the pricing of funds to scale from inception and the enhancement of services provided in return for fees paid. The Trustees also considered that the unified fee has provided inherent economies of scale by maintaining fixed fees even if a particular Fund's operating costs rise.
The Board noted that, in general, fee rates for the Funds had been set competitively, had been reduced for some Funds over time, had been held steady for most Funds as assets grew and continued to be competitive compared with peers. The Trustees noted that the absence of breakpoints in the Funds' management fees has not harmed shareholders, noting in particular that breakpoints are a proxy for charging higher fees on lower asset levels and that a decrease in assets may cause expense ratios to increase.

The Board concluded that each Fund's cost structure was reasonable and that the unified fee structure inherently involves the sharing of economies of scale between PIMCO and each Fund, to the benefit of Fund shareholders.

6. Ancillary Benefits

The Board considered other benefits received by PIMCO and its affiliates as a result of PIMCO's relationship with the Trust, including possible ancillary benefits to PIMCO's institutional investment management business due to the reputation and market penetration of the Funds. The Board also reviewed PIMCO's soft dollar policies and procedures, noting that while PIMCO has the authority to receive the benefit of research provided by broker-dealers executing portfolio transactions on behalf of the Funds, it has adopted a policy not to enter into contractual soft dollar arrangements.

7. Conclusions

Based on its review, including its consideration of each of the factors referred to above, the Board concluded that the nature, extent and quality of the services rendered to the Funds by PIMCO continued to be excellent and favored the renewal of the Agreement. The Board concluded that the Agreement continued to be fair and reasonable to the Funds and their shareholders, that the Funds' shareholders received reasonable value in return for the fees paid to PIMCO by the Funds under the Agreement, and that the renewal of the Agreement was in the best interests of the Funds and their shareholders.

SUPPLEMENT TO
INVESTMENT MANAGEMENT AGREEMENT

PIMCO ETF Trust
840 Newport Center Drive
Newport Beach, California 92660

October 31, 2012
Pacific Investment Management Company LLC
840 Newport Center Drive
Newport Beach, California 92660

RE: Name Changes for Certain Funds


Dear Sirs:

As provided in the Investment Management Agreement between PIMCO ETF Trust (the "Trust") and Pacific Investment Management Company LLC ("PIMCO"), dated April 24, 2009 (the "Agreement"), Schedule A to the Agreement sets forth the series of the Trust for which the Agreement has been approved (collectively, the "Funds"), under the same terms and conditions as set forth in the Agreement, and the fee rates for the Funds, as may be amended from time to time.

The Trust and PIMCO hereby agree to amend Schedule A to reflect name changes for certain Funds. The current Schedule A is replaced with the new Schedule A attached hereto.

Schedule A

Schedule to Investment Management Agreement
PIMCO ETF Trust
As of October 31, 2012

Investment Management Fee Rates (%)

Fund									Fee#
-------------------------------------------------------------------	----
PIMCO 0-1 Year U.S. Treasury Index Exchange-Traded Fund			0.15
PIMCO 0-5 Year High Yield Corporate Bond Index Exchange-Traded Fund	0.55
PIMCO 1-3 Year U.S. Treasury Index Exchange-Traded Fund			0.15
PIMCO 1-5 Year U.S. TIPS Index Exchange-Traded Fund			0.20
PIMCO 3-7 Year U.S. Treasury Index Exchange-Traded Fund			0.15
PIMCO 7-15 Year U.S. Treasury Index Exchange-Traded Fund		0.15
PIMCO 15+ Year U.S. TIPS Index Exchange-Traded Fund			0.20
PIMCO 25+ Year Zero Coupon U.S. Treasury Index Exchange-Traded Fund	0.15
PIMCO Australia Bond Index Exchange-Traded Fund				0.45
PIMCO Banking Sector Corporate Bond Index Fund				0.40
PIMCO Broad U.S. TIPS Index Exchange-Traded Fund			0.20
PIMCO Broad U.S. Treasury Index Exchange-Traded Fund			0.15
PIMCO Build America Bond Exchange-Traded Fund				0.45
PIMCO Canada Bond Index Exchange-Traded Fund				0.45
PIMCO Enhanced Short Maturity Exchange-Traded Fund			0.35
PIMCO Foreign Currency Strategy Exchange-Traded Fund			0.65
PIMCO Germany Bond Index Exchange-Traded Fund				0.45
PIMCO Global Advantage Inflation-Linked Bond Exchange-Traded Fund	0.60
PIMCO Government Limited Maturity Exchange-Traded Fund			0.25
PIMCO High Yield Corporate Bond Index Exchange-Traded Fund 		0.55
PIMCO Intermediate Municipal Bond Exchange-Traded Fund			0.35
PIMCO Investment Grade Corporate Bond Index Exchange-Traded Fund	0.20
PIMCO Prime Limited Maturity Exchange-Traded Fund			0.25
PIMCO Short Term Municipal Bond Exchange-Traded Fund			0.35
PIMCO Total Return Exchange-Traded Fund					0.55

#	Each Fund may invest in shares of PIMCO Funds: Private Account
Portfolio Series Short-Term Floating NAV Portfolio and PIMCO Funds:
Private Account Portfolio Series Short-Term Floating NAV Portfolio III, each series of PIMCO Funds (the "PAPS Short-Term Floating NAV Portfolios"). The PAPS Short-Term Floating NAV Portfolios are offered only to series of the Trust (each an "Investing Fund") or other series of registered investment companies for which PIMCO serves as investment adviser. The PAPS Short-Term Floating NAV Portfolios, and their wholly-owned subsidiaries (if any), do not pay an investment advisory fee to PIMCO.
By investing in the PAPS Short-Term Floating NAV Portfolios, each
Investing Fund agrees that 0.01% of the fee that each Investing Fund is currently obligated to pay PIMCO, as indicated on this Schedule A, will be designated as compensation for the investment advisory services PIMCO provides to the PAPS Short-Term Floating NAV Portfolios, and their wholly-owned subsidiaries (if any), under the investment advisory contract with PIMCO.

	If the foregoing correctly sets forth the Agreement between the Trust and PIMCO, please so indicate by signing, dating and returning to the Trust the enclosed copy hereof.

					Very truly yours,


					PIMCO ETF TRUST

					By: 	/S/Henrik P. Larsen
					Title:	 Vice President


ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	 /s/ Brent R. Harris
Title:	 Managing Director

PIMCO FUNDS, on behalf of its series Private Account Portfolio Series Short-Term Floating NAV Portfolio

By:	/S/  Henrik P. Larsen
Title:	 Vice President